Exhibit 23.1

[Letterhead]

Deloitte & Touche LLP

111 S. Wacker Drive

Chicago, Illinois 60606

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 19, 2016, relating to the consolidated financial statements of John Deere Capital Corporation and subsidiaries appearing in the Annual Report on Form 10-K of John Deere Capital Corporation and subsidiaries for the year ended October 30, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 7, 2017